As filed with the Securities and Exchange Commission on February 28, 2011
No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	56-2408671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Broady R. Hodder
Senior Vice President and General Counsel
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Carol Anne Huff
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
(312) 862-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount	Offering Price	Aggregate	Amount of
to be Registered	to be Registered (1)	Per Unit (2)	Offering Price (2)	Registration Fee
Class A Common Stock, par value $0.0001 per share	108,843,261	$4.93	$536,597,277	$62,299

(1)	Represents shares of Class A Common Stock of the registrant that may be delivered upon exchange of the 8.25% Exchangeable Notes due 2040 (the “notes”) of Clearwire Communications LLC and Clearwire Finance, Inc. Pursuant to Rule 416 of the Securities Act, this registration statement also covers such additional shares of Class A Common Stock that may be issued from time to time upon exchange of the notes as a result of the anti-dilution provision of the notes.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the registrant’s common stock on February 24, 2011, as reported on the NASDAQ Global Select Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

108,843,261 Shares
Clearwire Corporation
Class A Common Stock

This prospectus relates to the offer and sale from time to time of up to 108,843,261 shares of Class A Common Stock, $0.0001 par value per share, of Clearwire Corporation, which we refer to as Class A Common Stock, by the selling stockholders identified in this prospectus or in supplements to this prospectus.

Clearwire Communications LLC and Clearwire Finance, Inc., which we refer to collectively as the Issuers, each a subsidiary of Clearwire Corporation, have outstanding as of the date of this prospectus $729.25 million in aggregate principal amount of 8.25% Exchangeable Notes due 2040, which we refer to as the notes. The notes are exchangeable by the holders of the notes at any time prior to the close of business on the business day immediately preceding the maturity date of the notes. Upon exchange, the Issuers may deliver shares of Class A Common Stock based upon the applicable exchange rate. The initial exchange rate is 141.2429 shares of Class A Common Stock per $1,000 principal amount of the notes, subject to adjustment.

The selling stockholders may use this prospectus to offer and sell any shares of Class A Common Stock that they receive upon exchange of their notes. The registration of the shares of Class A Common Stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of Class A Common Stock nor does it require us to issue any shares of Class A Common Stock to the selling stockholders.

We will not receive any proceeds from the sale of the shares by the selling stockholders. We have agreed to pay certain registration expenses, other than transfer taxes and brokerage and underwriting discounts and commissions. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution.”

Before you invest, you should read this prospectus, any prospectus supplement, as well as the risks described in the documents incorporated by reference.

You should consider carefully the risk factors beginning on page 4 of this prospectus before you invest in our Class A Common Stock.

Our Class A Common Stock is listed on the NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “CLWR.” On February 24, 2011, the closing sales price of our Class A Common Stock as reported on NASDAQ was $4.81 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2011

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time sell the shares of Class A Common Stock described in this prospectus in one or more offerings. When the selling stockholders sell Class A Common Stock under this prospectus, such selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

As permitted under the rules of the SEC, this prospectus incorporates important business information about Clearwire Corporation that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “continue,” “initiative” or “anticipates” or similar expressions that concern our prospects, objectives, strategies, plans or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the impact of existing or proposed laws or regulations described in this prospectus are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus include, among others:

•	we have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future;

•	if our business fails to perform as we expect, we may require substantial additional capital, which may not be available on acceptable terms or at all;

•	our current plans, and our expectations about future financial performance and results, are based on a number of assumptions about our future performance, which may prove to be inaccurate, such as our ability to substantially expand our wholesale business and implement various cost savings initiatives;

•	we regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, expanding our network coverage to new markets, augmenting our network coverage in existing markets, changing our sales and marketing strategy and/or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements;

•	there are unresolved issues with Sprint Nextel Corporation, which we refer to as Sprint, relating to the application of existing wholesale pricing provisions under our commercial agreements. If we are unable to reach a resolution on these issues, or we end up receiving amounts that are less than expected, it could require us to revise our current business plans and projections and could also adversely affect our results of operations and financial condition;

•	we have deployed a wireless broadband network based on mobile WiMAX technology, and would incur significant costs to deploy alternative technologies. Additionally, such alternative technologies may not perform as we expect on our network and deploying such technologies would result in additional risks to us, including uncertainty regarding our ability to successfully transition from the current technology to the new technology without disruptions to customer service;

•	we may experience difficulties in maintaining and upgrading our networks, which could adversely affect customer satisfaction, increase subscriber churn and costs incurred, and decrease our revenues;

•	we currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks;

•	many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services;

•	our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business;

ii

•	Sprint owns a majority of our Class B common stock, $0.0001 par value per share, which we refer to as the Class B Common Stock, resulting in Sprint holding a majority voting interest in us, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders; and

•	other risks referenced in the section of this prospectus titled “Risk Factors.”

Some of the important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

iii

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our historical consolidated financial statements and related notes incorporated by reference to our Annual Report on Form 10-K. Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our,” “Clearwire” and the “Company” refer to Clearwire Corporation and its subsidiaries.

Company Overview

We are a leading provider of fourth generation, or 4G, wireless broadband services. We build and operate next generation mobile broadband networks that provide high-speed mobile Internet and residential access services, as well as residential voice services, in communities throughout the country. Our 4G mobile broadband network provides a connection anywhere within our coverage area.

In 2010, we increased the number of people covered by our networks by over 72.4 million. As of December 31, 2010, our networks covered an estimated 117.1 million people in the United States and Europe. In the United States, our networks covered an estimated 114.2 million people in 88 markets, including an estimated 112.0 million people covered by our 4G mobile broadband network in 71 markets. By the end of 2010, our 4G mobile broadband markets included major metropolitan areas such as Atlanta, Baltimore, Boston, Chicago, Cincinnati, Cleveland, Columbus, Dallas, Honolulu, Houston, Kansas City, Las Vegas, Los Angeles, Miami, New York, Philadelphia, Pittsburgh, Orlando, Salt Lake City, San Antonio, San Francisco, Seattle, St. Louis and Washington D.C. As of December 31, 2010, our other 17 markets in the United States continued to operate with a legacy network technology, which we refer to as Pre-4G, that is based on a proprietary set of technical standards offered by a subsidiary of Motorola Solutions, Inc. Internationally, as of December 31, 2010, our networks covered an estimated 2.9 million people in 4 markets, including 4G mobile broadband network in Seville and Malaga, Spain and Pre-4G network in Brussels and Ghent, Belgium.

In our 4G mobile broadband markets, we offer our services through retail channels and through our wholesale partners. Sprint, Comcast Corporation, which we refer to as Comcast, and Time Warner Cable Inc., which we refer to as Time Warner Cable, account for all of our wholesale sales to date. At least one of Sprint, Comcast or Time Warner Cable offers services in each of our 4G markets. Additionally, we added Best Buy Connect LLC and CBeyond Wireless LLC as new wholesale partners during the year and expect them to commence sales in early 2011.

Our total subscriber base increased by almost 3.7 million subscribers in 2010, which included the addition of over 3.2 million wholesale subscribers, substantially all of which came from Sprint. We ended the year with approximately 1.1 million retail and 3.3 million wholesale subscribers. Approximately 27% of our wholesale subscribers are users of multi-mode 3G/4G devices residing in areas where we have not yet launched 4G service, but from whom we currently receive nominal revenue.

Our 4G mobile broadband network currently operates based on the 802.16e standard, which we refer to as mobile WiMAX. The mobile WiMAX standard facilitates fourth generation wireless services, which are commonly referred to in the wireless industry as 4G mobile broadband services. We operate our networks over what we believe is the largest spectrum position of any wireless service provider in the United States, with holdings exceeding more than 46 billion MHz-POPs (defined as the product of the number of megahertz associated with a spectrum license multiplied by the estimated population of the license’s service area) of spectrum in the 2.5 GHz (2496-2690 MHz) band in our portfolio, including spectrum we own, lease or have pending agreements to acquire or lease. We hold approximately 140 MHz of spectrum on average across our national spectrum footprint and approximately 160 MHz of spectrum on average in the largest 100 markets in the United States. We believe the combination of our extensive spectrum position and our 4G mobile broadband network technology provides us with a competitive advantage in the delivery of wireless broadband services as we are able to offer our subscribers significantly higher mobile data bandwidth than is currently available from other wireless carriers in the United States.

In 2011, we plan to focus on improving the operating performance of our business, and we do not expect to materially expand the coverage of our 4G mobile broadband network absent additional funding. We currently believe that the actions we are taking will cause our current business to generate positive cash flows over the next few years without the need for additional capital. However, our current plans are based on a number of assumptions about our future performance, which may prove to be inaccurate, such as our ability to substantially expand our wholesale business and implement various cost savings initiatives.

The success of our current plans will depend to a large extent on whether we succeed in growing our wholesale subscriber base and generating the revenue levels we currently expect for that portion of our business. The growth of our wholesale subscriber base and wholesale revenues are subject to a number of uncertainties, such as certain pricing disputes with our largest wholesale partner, Sprint. The success of our current plans also depends on growing our retail subscriber and revenues this year, while also successfully reducing our expenses by implementing various cost savings initiatives. We expect to achieve cost savings from our retail business by materially decreasing our retail subscriber acquisition costs. We intend to achieve reductions in our retail subscriber acquisition costs by focusing our sales efforts on lower cost channels such as indirect dealers and online sales, reducing the amount we spend on marketing our retail services, delaying the launch of new devices, including smartphones, and outsourcing our customer care operations. We believe these initiatives will likely result in slower growth in our retail subscriber base in 2011. Additionally, we continue to pursue cost savings initiatives in other areas of our business, such as network operations and general and administrative costs.

We are actively pursuing a number of alternatives for raising additional capital. If our efforts prove successful, we expect to use the additional capital raised to cover any cash needs that may arise if the assumptions underlying our current plans prove to be inaccurate and to continue the development of our 4G mobile broadband network. Any additional capital available for network development will likely be used, among other things, to augment our network coverage and capacity in our existing markets, to expand the coverage of our 4G mobile broadband network to new markets, and to introduce new products or services into our retail business. Additionally, we may elect to deploy Long Term Evolution technology on our networks either together with, or in place of, mobile WiMAX if we determine it would be beneficial to our business.

THE OFFERING

Background	The notes are exchangeable by the holders of thenotes at any time prior to the close of businesson the business day immediately preceding the maturity date of the notes. Upon exchange, theIssuers may deliver shares of Class A Common Stock based upon the applicable exchange rate. The initial exchange rate is 141.2429 shares of Class A Common Stock per $1,000 principal amountof the notes, subject to adjustment.

The selling stockholders may use this prospectus to offer and sell any shares of Class A Common Stock that they receive upon exchange of their notes.

Class A Common Stock Offered by the Selling Stockholders	Up to 108,843,261 shares of Class A Common Stock.

Use of Proceeds	Any shares of Class A Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

Listing and Trading	Our Class A Common Stock is listed on the NASDAQ Global Select Market under the symbol “CLWR.”

Risk Factors

Before you invest in our Class A Common Stock, you should be aware that there are various risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 4, the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the other documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our Class A Common Stock.

General Information About This Prospectus

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, CLEAR® and Clearwire®. This prospectus also includes trademarks, service marks and trade names of other companies, including, without limitation, Sprint® and iDEN®. Each trademark, service mark or trade name of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner. See the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for further information.

Our Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 4400 Carillon Point, Kirkland, Washington 98033, and our telephone number is (425) 216-7600. Our website address is http://www.clearwire.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

RISK FACTORS

Investing in shares of our Class A Common Stock involves a high degree of risk. Before investing in our Class A Common Stock you should consider carefully the following risks, together with the financial and other information contained in this prospectus and the other documents incorporated herein by reference. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our Class A Common Stock would likely decline and you may lose all or a part of your investment.

Risks Related to our Common Stock

The interests of the controlling stockholders of Clearwire may conflict with your interests as stockholders.

Intel Corporation, which we refer to as Intel, Google Inc., which we refer to as Google, Bright House Networks, LLC, which we refer to as Bright House Networks, Eagle River Holdings, LLC, which we refer to as Eagle River, Sprint, Time Warner Cable and Comcast own a majority of the voting power of Clearwire through ownership of Class A Common Stock or Class B Common Stock. We refer to Intel, Google, Time Warner Cable, Comcast and Bright House Networks collectively as the Investors. Sprint, the Investors and Eagle River may have interests that diverge from those of other holders of Clearwire’s capital stock. Sprint, the Investors and Eagle River are each a party to the Equityholders’ Agreement dated November 28, 2008, which we refer to as the Equityholders’ Agreement, which requires, among other things, the approval of:

•	75% of the voting power of all outstanding stock of Clearwire for certain actions, including any merger, consolidation, share exchange or similar transaction and any issuance of capital stock that would constitute a change of control of Clearwire or any of its subsidiaries;

•	each of Sprint, Intel and the representative for Comcast, Time Warner Cable, Bright House Networks and Google, which we collectively refer to as the Strategic Investors, as a group, so long as each of Sprint, Intel and the Strategic Investors, as a group, respectively, owns securities representing at least 5% of the outstanding voting power of Clearwire, in order to:

•	amend Clearwire’s Amended and Restated Certificate of Incorporation, which we refer to as the Charter, the bylaws of Clearwire, which we refer to as the Bylaws, or the Amended and Restated Operating Agreement, which we refer to as the Operating Agreement, governing Clearwire Communications LLC, which we refer to as Clearwire Communications;

•	change the size of the Clearwire board of directors;

•	liquidate Clearwire or Clearwire Communications or declare bankruptcy of Clearwire or its subsidiaries;

•	effect any material capital reorganization of Clearwire or any of its material subsidiaries, including Clearwire Communications, other than a financial transaction (including securities issuances) in the ordinary course of business;

•	take any action that could cause Clearwire Communications or any of its material subsidiaries to be taxed as a corporation for federal income tax purposes; and

•	subject to certain exceptions, issue any Class B Common Stock or any equity interests of Clearwire Communications;

•	Eagle River, for so long as Eagle River owns at least 50% of the shares of the Clearwire common stock received by it in the transactions, which we refer to as the Transactions, contemplated by the Transaction Agreement and Plan of Merger, dated as of May 7, 2008 (as amended by Amendment No. 1, dated as of November 31, 2008), which we refer to as the Merger Agreement, and the proposed action would disproportionately and adversely affect Eagle River, the public stockholders of Clearwire or Clearwire in its capacity as a member of Clearwire Communications, in order to amend the Charter, the Bylaws or the Operating Agreement or to change the size of the Clearwire board of directors; and

•	each of Sprint, Intel and the Strategic Investors, as a group, so long as each of Sprint, Intel and the Strategic Investors, as a group, respectively, owns both (1) at least 50% of the number of shares of Clearwire common stock received by it in the Transactions and (2) securities representing at least 5% of the outstanding voting power of Clearwire, in order for Clearwire to enter into a transaction involving the sale of a certain percentage of the consolidated assets of Clearwire and its subsidiaries to, or the merger of Clearwire with, certain specified competitors of the Investors.

The Equityholders’ Agreement also contains provisions related to restrictions on transfer of Class A Common Stock and Class B Common Stock, rights of first offer and pre-emptive rights.

As a result, the Investors may be able to prevent the taking of actions that align with your best interests as a stockholder. The interests of the Investors may not be aligned with your interests as a stockholder.

Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness.

Sprint owned approximately 53.9% of the voting power of Clearwire as of December 31, 2010. As a result, Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness. Those agreements govern the incurrence of indebtedness and certain other activities of Sprint’s subsidiaries. Thus, our actions may result in a violation of covenants in Sprint’s debt obligations, which may cause Sprint’s lenders to declare due and payable some or all of Sprint’s outstanding loan obligations, thereby severely harming Sprint’s financial condition, operations and prospects for growth. The determination of whether or not we would be considered a subsidiary under Sprint’s debt agreements is complex and subject to interpretation. Under the Equityholders’ Agreement, if we intend to take any action that may be prohibited under the terms of certain Sprint debt agreements, then Sprint will be obligated to deliver to us an officer’s certificate, which we refer to as a Compliance Certificate, and legal opinion from a nationally recognized law firm stating that our proposed actions do not violate those debt agreements. If Sprint notifies us that it cannot deliver the Compliance Certificate and legal opinion, Sprint will be obligated to take certain actions to ensure that Clearwire is no longer considered a subsidiary under its debt agreements. These actions may include surrendering board seats and voting stock of Clearwire. The unusual nature of this arrangement may make it more difficult for us to obtain financing on favorable terms or at all. Moreover, regardless of whether we receive a Compliance Certificate and legal opinion as described above, we cannot be sure our actions will not violate Sprint’s debt covenants, and, if there is a violation, that Sprint’s lenders will waive such non-compliance and forbear from enforcing their rights, which could include accelerated collection of Sprint’s obligations.

Clearwire is a “controlled company” within the meaning of the NASDAQ Marketplace Rules and relies on exemptions from certain corporate governance requirements.

Sprint beneficially owned approximately 53.9% of the outstanding voting power of Clearwire as of December 31, 2010. In addition, the Investors collectively owned approximately 27.8% and Eagle River owned approximately 3.9% of the outstanding voting power of Clearwire. The Equityholders’ Agreement governs the voting of shares of Class A Common Stock and Class B Common Stock held by each of the parties thereto in certain circumstances, including with respect to the election of the individuals nominated to the Clearwire board of directors by Sprint, the Investors and Eagle River.

As a result of the combined voting power of Sprint, the Investors and Eagle River, and the Equityholders’ Agreement, Clearwire relies on exemptions from certain NASDAQ corporate governance standards. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by single person or a group of people is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

If Clearwire chooses to no longer rely on these exemptions in the future it will be subject to all of the NASDAQ corporate governance requirements.

The corporate opportunity provisions in the Charter could enable certain of Clearwire’s stockholders to benefit from corporate opportunities that might otherwise be available to Clearwire.

The Charter contains provisions related to corporate opportunities that may be of interest to both Clearwire and certain of its stockholders, including the Investors and Eagle River, who are referred to in the Charter as the Founding Stockholders. These provisions provide that unless a director is an employee of Clearwire, such person does not have a duty to present to Clearwire a corporate opportunity of which he or she becomes aware, except where the corporate opportunity is expressly offered to such person primarily in his or her capacity as a director of Clearwire.

In addition, the Charter expressly provides that the Founding Stockholders may, and have no duty not to, engage in any businesses that are similar to or competitive with that of Clearwire, do business with Clearwire competitors, subscribers and suppliers, and employ Clearwire’s employees or officers. The Founding Stockholders or their affiliates may deploy competing wireless broadband networks or purchase broadband services from other providers. Further, we may also compete with the Founding Stockholders or their affiliates in the area of employee recruiting and retention. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by the Founding Stockholders to themselves or their other affiliates or we lose key personnel to them.

The market price of our Class A Common Stock has been and may continue to be volatile.

The trading price of our Class A Common Stock could be subject to significant fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors, either alone or in comparison to analysts’ expectations;

•	announcements by us or our competitors of acquisitions, new products or services, significant contracts, commercial relationships or capital commitments;

•	the outcome of our dispute with Sprint regarding wholesale pricing issues, which could have a material impact on the revenues we generate from our wholesale subscribers;

•	announcements by us regarding the entering into, or termination of, material transactions;

•	disruption to our operations or those of other companies critical to our network operations;

•	the emergence of new competitors or new technologies;

•	market perceptions relating to the deployment of 4G mobile networks by other operators;

•	our ability to develop and market new and enhanced products on a timely basis;

•	seasonal or other variations in our subscriber base;

•	commencement of, or our involvement in, litigation;

•	availability of additional spectrum;

•	dilutive issuances of our stock or the equity of our subsidiaries, including on the exercise of outstanding warrants and options, the exchange of the notes or the incurrence of additional debt;

•	changes in our board or management;

•	adoption of new accounting standards;

•	Sprint’s performance may have an effect on the market price of our Class A Common Stock even though we are a separate, stand-alone company;

•	changes in governmental regulations or the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements regarding mobile WiMAX and other technical standards;

•	the availability or perceived availability of additional capital and market perceptions relating to our access to such capital; and

•	general economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for shares of technology companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. We believe the price of our Class A Common Stock may be subject to continued volatility. In addition, in the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation or stockholder derivative suits have often been instituted against those companies. Such litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources.

USE OF PROCEEDS

All of the shares of Class A Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

MARKET PRICES OF CLASS A COMMON STOCK

Our Class A Common Stock is traded on the NASDAQ Global Select Market under the symbol “CLWR.” Prior to the closing of the transactions contemplated by the Merger Agreement, we were not publicly listed. The following table sets forth the quarterly high and low sales prices of the Class A Common Stock as reported on the NASDAQ Global Select Market for the trading period of January 1, 2009 through February 24, 2011:

	High	Low

Year Ended December 31, 2009:
First Quarter	$5.38	$2.64
Second Quarter	$6.59	$4.05
Third Quarter	$9.42	$5.01
Fourth Quarter	$8.48	$5.35
Year Ending December 31, 2010:
First Quarter	$8.55	$5.89
Second Quarter	$8.60	$6.87
Third Quarter	$8.82	$5.99
Fourth Quarter	$8.31	$4.63
Year Ending December 31, 2011:
First Quarter (through February 24, 2011)	$6.00	$4.75

The last reported sales price of the Class A Common Stock on the NASDAQ Global Select Market on February 24, 2011 was $4.81.

As of February 24, 2011, there were 138 holders of record of the Class A Common Stock. As many shares of Class A Common Stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial holders of Class A Common Stock represented by these record holders.

There is currently no established public trading market for our Class B Common Stock.

DIVIDEND POLICY

We have not declared or paid any cash dividends on the Class A Common Stock since the closing of the transactions contemplated by the Merger Agreement. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. In addition, covenants in the indentures governing certain of our and our subsidiaries’ indebtedness impose significant restrictions on our ability to pay dividends to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to the Charter, the Bylaws and the provisions of applicable law. The Charter and the Bylaws are incorporated by reference into the registration statement, of which this prospectus is a part.

Authorized Capital Stock

Under the Charter, the Company has the authority to issue 2.5 billion shares of stock, initially consisting of 1.5 billion shares of Class A Common Stock, 1.0 billion shares of Class B Common Stock and 15 million shares of preferred stock, par value $0.0001 per share. As of December 31, 2010, there were 243,543,862 shares of Class A Common Stock, 743,481,026 shares of Class B Common Stock and no shares of preferred stock outstanding

Subject to adjustment and to applicable lockup periods, holders of Class B Common Stock are entitled to exchange one share of Class B Common Stock, together with one Clearwire Communications Class B Common Interest, for one share of Class A Common Stock.

Common Stock

Common Stock Outstanding

The shares of Class A Common Stock and Class B Common Stock issued are duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Class A Common Stock are uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

Voting Rights

Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held. Holders of Class B Common Stock are entitled to one vote for each share of Class B Common Stock held. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on each matter submitted to a stockholder vote. Holders of Class A Common Stock and Class B Common Stock, as the case may be, have no voting power with respect to, and are not be entitled to vote on, any amendment to the Charter that relates solely to the terms of one or more outstanding classes or series of Common Stock (other than the respective class or classes held by such holder) or preferred stock if the holders of the class or series affected by such amendment are entitled to vote on such terms, either separately or together with the holders of one or more other classes or series.

The Bylaws provide that unless provided otherwise in the Bylaws, the Charter, the Equityholders’ Agreement or under applicable laws or rules, any corporate action that requires stockholder approval must be authorized by a majority of the votes cast by the stockholders entitled to vote and present in person or by proxy at a meeting duly called and held at which a quorum is present; provided that where a separate vote of a class or classes is required, corporate action to be taken by such class or classes must be authorized by a majority of the votes cast by such class or classes. The Bylaws provide that our stockholders may only adopt, amend, alter or repeal the Bylaws by an affirmative vote of not less than 50% of the voting power of all outstanding shares of stock entitled to vote generally at an election of directors, voting together as a single class. Further, the Bylaws also provide that, subject to the Charter and agreements entered into by our stockholders (including the Equityholders’ Agreement), the board of directors may adopt, amend, alter or repeal the Bylaws.

The Charter may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of capital stock of the Company entitled to vote. However, the Charter provides that, in order to amend or repeal certain sections of the Charter, including the sections covering supermajority approval of certain transactions constituting a change of control of the Company or Clearwire Communications and corporate opportunities and certain stockholder transactions, the approval of the holders of at least 75% of all of the then-outstanding shares of capital stock of the Company entitled to vote in the election of directors will be required. In addition, to amend the provision of the Charter covering the exchange of Class B Common Stock and Clearwire Communications Class B Common Interests for Class A Common Stock, the approval of the holders of at least 75% in voting power of Class B Common Stock are required.

Further, the Equityholders’ Agreement provides that any amendment to the Charter or the Bylaws requires the approval of Sprint, Intel and the Strategic Investors as a group and in certain circumstances also requires the approval of Eagle River.

Dividend Rights

Only the holders of Class A Common Stock are entitled to receive dividends, if any, payable in cash or property, as may be declared by the Company’s board of directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding preferred stock and the restrictions set forth in the Delaware General Corporation Law, which we refer to as the DGCL.

Liquidation Rights

On the consolidation, merger, recapitalization, reorganization or similar event or liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock will be entitled to share pari passu in the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock up to their per share par value amounts and subject to the structurally prior rights of equityholders of Clearwire Communications as set forth in the Operating Agreement. After all Class A Common Stock and Class B Common Stock holders have received their per share par value amounts, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining net assets ratably in proportion to each holder’s respective number of shares of Class A Common Stock.

Preemptive Rights

Under the Charter, the holders of Class A Common Stock and Class B Common Stock have no preemptive rights except as set forth in the Equityholders’ Agreement. The Equityholders’ Agreement provides that if the Company proposes to issue any securities, other than in certain issuances, each Equityholder has the right to purchase its pro rata share of such securities, based on such holder’s voting power in the Company before such issuance.

Exchange Rights

Under the Charter and subject to restrictions imposed in the Operating Agreement, the holders of Class B Common Stock are entitled to exchange one share of Class B Common Stock and one Clearwire Communications Class B Common Interest for one share of Class A Common Stock.

Use of Certain Proceeds

Pursuant to the Charter, except to the extent that our board of directors has approved the expansion of our business activities to include other business activities, and has approved the funding of any such other business activities out of net proceeds from the issuance of equity securities in accordance with the Equityholders’ Agreement, the net proceeds from any issuance of equity securities of the Company will be contributed to Clearwire Communications. In addition, except to the extent that our board of directors has approved the expansion of our business activities to include other business activities, and has approved the funding of any such other business activities out of net proceeds of any indebtedness issued or incurred by the Company, the Company, to the extent permitted by law and subject to restrictions imposed under the Operating Agreement, is required to lend the net proceeds to Clearwire Communications on substantially the same terms and conditions as the indebtedness issued or incurred by the Company.

Change in Control Provisions

Under the Charter, approval of the holders of at least 75% of all of the outstanding shares of capital stock of the Company entitled to vote in the election of directors, voting together as a single class, is required to approve: (1) any merger, consolidation, share exchange or similar transaction involving the Company or Clearwire Communications, that upon completion, would constitute a change of control of the Company or Clearwire Communications, respectively, (2) the issuance of capital stock of the Company or of Clearwire Communications that, upon completion, would constitute a change of control of the Company or Clearwire Communications, respectively and (3) any sale or other disposition of all or substantially all of the assets of the Company or Clearwire Communications.

In addition, the Equityholders’ Agreement provides that the approval of Sprint, Intel and the Strategic Investors as a group (for so long as each maintains certain minimum ownership interests in the Company) is required for any restructuring or reorganization of the Company (excluding certain financings in the ordinary course of business), any bankruptcy of the Company or its subsidiaries, or any liquidation, dissolution or winding up of the Company or Clearwire Communications. In addition, the approval of at least ten directors (or, if there are fewer than ten directors, then all of the directors) on our board of directors will be required before any change of control transaction.

Transfer Restrictions

Under the Charter, one share of Class B Common Stock may only be transferred in exchange for one share of Class A Common Stock when exchanged in combination with one Clearwire Communications Class B Common Interest. Following the exchange, the shares of Class B Common Stock surrendered in the exchange will be retired, will cease to be outstanding, and may not be reissued. Under the Equityholders’ Agreement, if any shares of Class B Common Stock or Clearwire Communications Class B Common Interests are transferred without also transferring to the same transferee an identical number of Clearwire Communications Class B Common Interests or shares of Class B Common Stock, respectively, then the transferred shares of Class B Common Stock or the shares of Class B Common Stock corresponding to those transferred Clearwire Communications Class B Common Interests, as applicable, will be redeemed by the Company for par value.

Further, under the Charter, if a holder of Common Stock acquires additional shares, or is otherwise attributed with ownership of such shares, that would cause the Company to violate any requirement of the federal communications laws regarding foreign ownership, then we may, at the option of our board of directors, redeem from the holder a sufficient number of shares to eliminate the violation, at a market price determined in accordance with the Charter.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Charter, we have elected to opt out of Section 203 of the DGCL, and are therefore not subject to Section 203.

Preferred Stock

Preferred Stock Outstanding

No shares of preferred stock are issued and outstanding.

Blank Check Preferred Stock

Under the Charter, our board of directors has the authority to issue preferred stock in one or more classes or series, and to fix for each class or series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issuance of such class or series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by our stockholders.

Warrants

As of December 31, 2010, there were 16,031,219 warrants to purchase Class A Common Stock outstanding with an expiration date of May 17, 2011, 1,400,001 warrants outstanding with an expiration date of March 12, 2012 and 375,000 warrants outstanding with an expiration date of November 13, 2012. Holders may exercise their warrants at any time, with exercise prices ranging from $3.00 to $48.00. Holders of the warrants have registration rights covering the shares subject to issuance under the warrants.

Corporate Opportunities and Transactions with Founding Stockholders

In recognition that directors, officers, stockholders, members, managers or employees of any Founding Stockholder (as such term is defined in the Charter) may engage in similar activities or lines of business to those of the Company, the Charter provides for the allocation of certain corporate opportunities between the Company and the Founding Stockholders. Specifically, none of the Founding Stockholders have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business to those of the Company, competing against the Company, doing business with any competitor, customer or supplier of the Company or employing any officer or employee of the Company. In the event that a Founding Stockholder acquires knowledge of a potential transaction or matter which may be a corporate opportunity for it and the Company, the Company will not have any expectancy in such corporate opportunity, and such Founding Stockholder will not have any duty to communicate or offer such corporate opportunity to the Company and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if any director, officer, member, manager or employee of any Founding Stockholder acquires knowledge, in his capacity as a director, board observer or officer of the Company, of a potential transaction or matter which may be a corporate opportunity for the Company and a Founding Stockholder, the Company will not have any expectancy in such corporate opportunity as long as the Founding Stockholder also learns of or develops such opportunity independently.

The Charter provides that any of our directors or officers who also serves as a director, officer or employee of a Founding Stockholder and who acquires knowledge of a potential transaction that may be a corporate opportunity of the Company and the Founding Stockholder (1) will have fully satisfied and fulfilled his or her fiduciary duty to the Company and its stockholders with respect to such transaction; (2) will not be obligated to communicate information regarding the corporate opportunity to the Company or the Founding Stockholder; (3) will be presumed to have acted in good faith and in a manner reasonably believed to be in the best interests of the Company; and (4) will not be deemed to have breached any duty of loyalty to the Company or its stockholders and not to have derived improper benefit therefrom, if the corporate opportunity is offered or disclosed in accordance with the policy set forth in the Charter. Such policy states, in general, that unless a director is an employee of the Company, such person will not have a duty to present to the Company a corporate opportunity of which he or she becomes aware, except where the corporate opportunity is expressly offered to such person primarily in his or her capacity as a director of the Company.

By becoming a stockholder in the Company, you will be deemed to have notice of and consented to these provisions of the Charter. Any amendment to the foregoing provisions of the Charter requires the affirmative vote of at least 75% of the voting power of all of the then-outstanding shares of capital stock of the Company.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Class A Common Stock.

Listing of Our Common Stock

Our Class A Common Stock is listed on NASDAQ under the trading symbol “CLWR.”

SELLING STOCKHOLDERS

The notes were originally issued by the Issuers under an indenture, dated as of December 8, 2010, by and among the Issuers, the guarantors named therein and Wilmington Trust FSB, as trustee. The notes were issued in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to as the Securities Act, to initial purchasers that resold the notes only to qualified institutional buyers in accordance with Rule 144A and to persons outside the U.S. pursuant to Regulation S under the Securities Act. The Issuers have outstanding as of the date of this prospectus $729.25 million in aggregate principal amount of the notes. The notes are exchangeable by the holders of the notes at any time prior to the close of business on the business day immediately preceding the maturity date of the notes. Upon exchange, the Issuers may deliver shares of Class A Common Stock based upon the applicable exchange rate. We refer to the potential recipients of such shares as the selling stockholders. The initial exchange rate is 141.2429 shares of the Class A Common Stock per $1,000 principal amount of the notes, subject to adjustment.

The selling stockholders may use this prospectus and any accompanying prospectus supplement to offer and sell from time to time any shares of Class A Common Stock that they receive upon exchange of their notes. Additional selling stockholders may choose to sell shares of Class A Common Stock from time to time upon notice to us. Before a selling stockholder not named below may use this prospectus in connection with an offering of any shares of Class A Common Stock delivered upon exchange of the notes, this prospectus will be amended or supplemented to include the name and amount of Class A Common Stock beneficially owned by the selling stockholder and the amount of Class A Common Stock to be offered.

The following table sets forth information with respect to the selling stockholders and the maximum number of shares of Class A Common Stock that may be offered by such selling stockholders pursuant to this prospectus. The information set forth in the table below is based on information provided by or on behalf of the selling stockholders. The number of shares of Class A Common Stock issuable upon exchange of the notes shown in the table below is based upon the exchange of the full principal amount of the notes held by each selling stockholder at the initial exchange rate described above and assumes the Issuers do not deliver cash upon exchange of any notes. Under the terms of the notes, the Issuers cannot deliver shares of Class A Common Stock to the extent it would cause the selling stockholder or any affiliate of such person to become the beneficial owner of more than 19.9% of the Class A Common Stock outstanding at such time. In addition, the indenture governing the notes provides that the Issuers may not deliver any shares of Class A Common Stock if the issuance of such shares without stockholder approval would exceed the aggregate number of shares of Class A Common Stock which we may issue upon exchange without stockholder approval of the issuance as may be required under the rules or regulations of the NASDAQ Stock Market.

The selling stockholders may offer all, some or none of their shares of Class A Common Stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A Common Stock.

		Maximum Number of
		Shares of Class A
		Common Stock That
	Shares of Class	May be Issued upon	Shares of Class A Common		Shares of Class A	Shares of Class A Common Stock
	A Common Stock	Exchange of	Stock Beneficially Owned		Common Stock That	Beneficially Owned After
	Beneficially Owned	Outstanding	Following the Exchange		May be Offered	the Offering(4)
Name(1)	Prior to Exchange	Notes(2)	Number	Percent(3)	Hereby(4)	Number	Percent

Chesapeake Partners Limited Partnership(5)	2,001,890	3,531,073	5,532,963	2.2%	3,531,073	2,001,890	*
Chesapeake Partners Master Fund, Ltd.(5)	1,929,121	3,531,073	5,460,194	2.2%	3,531,073	1,929,121	*
Highbridge International LLC(6)	36,016	22,598	58,614	*	22,598	36,016	*

*	Less than 1%.

(1)	Additional selling stockholders not named in this prospectus will not be able to use the prospectus for resales until they are named in the selling stockholder table by prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part.

(2)	Assumes an exchange rate of 141.2429 shares of Class A Common Stock per $1,000 principal amount of notes. However, this exchange rate is subject to adjustment in some events. As a result, the amount of Class A Common Stock issuable upon exchange of the notes may increase or decrease in the future.

(3)	Calculated based on Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, using 243,543,862 shares of Class A Common Stock outstanding as of December 31, 2010. In calculating this amount, we treated as outstanding the number of shares of Class A Common Stock issuable upon exchange of the holder’s notes. However, we did not assume exchange of any other holder’s notes.

(4)	Assumes that all of the shares of Class A Common Stock that may be issued in exchange for the notes will be sold by the selling stockholder.

(5)	Traci Lerner and Mark Lerner share voting and dispositive power over the shares held by Chesapeake Partners Limited Partnership and Chesapeake Partners Master Fund, Ltd.

(6)	Beneficial ownership prior to exchange includes (i) 33,333 shares underlying unexercised warrants owned directly by Highbridge International LLC, which we refer to as Highbridge International, (ii) 450 shares owned directly by Smithfield Fiduciary LLC, which we refer to as Smithfield, and (iii) 2,233 shares owned directly by STAR, L.P. , which we refer to as STAR. Highbridge Capital Management, LLC, which we refer to as HCM, is the manager of Highbridge International, Smithfield and Star, and has voting and dispositive power over the securities held by those entities. HCM is a wholly-owned, indirect subsidiary of J.P. Morgan Chase Bank & Co., which we refer to as J.P. Morgan. Each of HCM and J.P. Morgan disclaims beneficial ownership of the securities held by Highbridge International.

The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes or the Class A Common Stock they received in exchange for their notes since the date on which the information in the above table is presented. Information about the selling stockholders may change over time. Any change in this information will be set forth in prospectus supplements, if required.

PLAN OF DISTRIBUTION

The selling stockholders may use this prospectus to offer and sell any of the shares of Class A Common Stock that they receive upon exchange of their notes.

The selling stockholders may sell all or a portion of the shares of Class A Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions,

•	on NASDAQ, on which the shares of Class A Common Stock are listed;

•	in the over-the-counter market;

•	otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

If the selling stockholders effect such transactions by selling shares of Class A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Class A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders may from time to time enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Class A Common Stock covered by this prospectus short pursuant to this prospectus and deliver shares of Class A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also engage in derivatives transactions relating to the shares of Class A Common Stock and may sell or deliver shares in connection with those transactions subject to applicable law. The selling stockholders may pledge or grant a security interest in some or all of the shares of Class A Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus. In addition, the selling stockholders may transfer and donate shares of Class A Common Stock covered by this prospectus in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling stockholder for purposes of this prospectus.

Any broker-dealer participating in the distribution of the shares of Class A Common Stock may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A Common Stock covered by this prospectus is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Class A Common Stock covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states such shares of Class A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making activities with respect to the shares of Class A Common Stock. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to shares of Class A Common Stock.

We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A Common Stock. Subject to certain limitations set forth in the Registration Rights Agreement, dated December 8, 2010, among us, Clearwire Communications, Clearwire Finance, Inc. and J.P. Morgan Securities LLC, as representative of the several initial purchasers of the notes, which we refer to as the Registration Rights Agreement, we will pay all fees and expenses incident to our registration of the shares of Class A Common Stock pursuant to the Registration Rights Agreement, estimated to be $237,299 in total; provided, however, that a selling stockholder will pay all transfer taxes and brokerage and underwriting discounts and selling commissions, if any, attributable to the shares being sold by such selling stockholder. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any information furnished to us by the selling stockholder expressly for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the effectiveness of Clearwire Corporation and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the validity of the Class A Common Stock offered in connection with this offering will be passed on for us by Kirkland & Ellis LLP, Chicago, Illinois.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC our Class A Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 22, 2011;

•	our Current Reports on Form 8-K filed on January 11, 2011, January 18, 2011, February 7, 2011, February 14, 2011, February 16, 2011 and February 17, 2011;

•	the sections of our Definitive Proxy Statement on Schedule 14A filed on April 30, 2010, as amended on May 3, 2010, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009; and

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed on October 15, 2008 under Section 12 of the Securities Exchange Act of 1934, as amended, and an amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Definitive Proxy Statement on Schedule 14A, Registration Statement on Form 8-A and amendments to those reports, are available free of charge on our website (www.clearwire.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Investor Relations
Telephone: (425) 216-7600

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE SALE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

ALL INFORMATION CONTAINED IN THIS PROSPECTUS WITH RESPECT TO SPRINT AND ITS SUBSIDIARIES AND ASSETS HAS BEEN PROVIDED BY SPRINT. ALL INFORMATION CONTAINED IN THIS

PROSPECTUS WITH RESPECT TO ANY INVESTOR AND ITS SUBSIDIARIES AND ASSETS HAS BEEN PROVIDED BY SUCH INVESTOR. THE COMPANY DOES NOT WARRANT THE ACCURACY OF THE INFORMATION PROVIDED BY SPRINT OR ANY INVESTOR.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$62,299
Legal fees and expenses	100,000
Accounting fees and expenses	20,000
Printing fees and expenses	5,000
Miscellaneous expenses	50,000

Total	$237,299

Item 15.	Indemnification of Directors and Officers

We have agreed to indemnify our officers and directors pursuant to the terms of the Charter, which provides for indemnification of our directors and executive officers who have not otherwise entered into an indemnification agreement with us. The Charter allows us to indemnify our officers and directors to the fullest extent permitted by the DGCL or other applicable law. It also contains provisions that provide for the indemnification of directors of Clearwire for third party actions and actions by or in the right of Clearwire that mirror Section 145 of the DGCL.

In addition, the Charter states that we shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of Clearwire, or is or was serving at the request of Clearwire as a director, officer, employee, partner, trustee, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person or reasonably incurred by such person (or their heirs, executors or administrators), in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not we would have the power to indemnify such person against such liability under the DGCL. We, however, shall not be required to indemnify, nor pay expenses incurred to, any such person, in connection with any proceeding initiated by such person, unless the commencement of the proceeding by such person was authorized by our board of directors. If a claim for indemnification or advancement of expenses is not paid in full by us within thirty (30) calendar days after a written claim by any such person has been received by us, such person may bring suit against us to recover the unpaid amount of the claims, and, if successful in whole or in part, the expenses of prosecuting the claim.

Any person serving as a director, officer, employee or agent of Clearwire Communications or another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned directly or indirectly by the Company will be conclusively presumed to be serving in such capacity at the request of the Company.

We have and intend to maintain director and officer liability insurance, if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We are organized under the laws of the State of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

We have entered into an indemnification agreement with each of our directors and executive officers, which we refer to as the Indemnification Agreement. Under the Indemnification Agreement, we have agreed to indemnify each director and executive officer against liability arising out of the individual’s performance of his or her duties to the Company. The Indemnification Agreement provides indemnification in addition to the indemnification provided by the Charter, the Bylaws and applicable law. Among other things, the Indemnification Agreement indemnifies each director and executive officer for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by the director or executive officer from any claims relating to any event or occurrence arising out of or in connection with the director’s or executive officer’s service to us or to any other entity to which the director or executive officer provides services at our request. Further, we have agreed to advance expenses the director or executive officer may spend as a result of any proceeding against the director or executive officer as to which such individual could be indemnified. Notwithstanding the other provisions of the Indemnification Agreement, we are not obligated to indemnify the director or executive officer: (i) for claims initiated by the director or executive officer, (ii) for claims relating to payment of profits in violation of Section 16(b) of the Exchange Act, (iii) if a final court decision determines that such indemnification is not lawful, and (iv) if the director or executive officer did not act in good faith or the best interest of the Company, engaged in unlawful conduct, or is adjudged to be liable to the Company.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, state of Washington, on February 28, 2011.

CLEARWIRE CORPORATION

/s/  Erik E. Prusch
Erik E. Prusch
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William T. Morrow, Erik E. Prusch and Broady R. Hodder, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William T. Morrow William T. Morrow	Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2011

/s/ Erik E. Prusch Erik E. Prusch	Chief Financial Officer (Principal Financial Officer)	February 28, 2011

/s/ Steve Ednie Steve Ednie	Chief Accounting Officer (Principal Accounting Officer)	February 28, 2011

/s/ John W. Stanton John W. Stanton	Chairman and Director	February 28, 2011

Benjamin G. Wolff	Director

/s/ Dennis S. Hersch Dennis S. Hersch	Director	February 28, 2011

/s/ Peter L.S. Currie Peter L.S. Currie	Director	February 28, 2011

S-1

Signature	Title	Date

/s/ Jose A. Collazo Jose A. Collazo	Director	February 28, 2011

/s/ Frank Ianna Frank Ianna	Director	February 28, 2011

/s/ Theodore H. Schell Theodore H. Schell	Director	February 28, 2011

/s/ Brian P. McAndrews Brian P. McAndrews	Director	February 28, 2011

/s/ William R. Blessing William R. Blessing	Director	February 28, 2011

/s/ Mufit Cinali Mufit Cinali	Director	February 28, 2011

/s/ Hossein Eslambolchi Hossein Eslambolchi	Director	February 28, 2011

S-2

EXHIBIT INDEX

2.1		Transaction Agreement and Plan of Merger dated May 7, 2008, among Clearwire Corporation, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation (Incorporated herein by reference to Exhibit 2.1 to Clearwire Corporation’s Registration Statement on Form S-4 originally filed August 22, 2008).
2.2		Amendment No. 1 to the Transaction Agreement and Plan of Merger, dated November 21, 2008, as amended, among Clearwire Corporation, Sprint Nextel Corporation, Intel Corporation, Google Inc., Comcast Corporation, Time Warner Cable Inc. and Bright House Networks, LLC (Incorporated herein by reference to Exhibit 2.1 to Clearwire Corporation’s Current Report on Form 8-K filed December 1, 2008).
4.1		Indenture, dated as of December 8, 2010, by and among Clearwire Communications LLC and Clearwire Finance, Inc., as the issuers, the guarantors named therein and Wilmington Trust FSB, as trustee (Incorporated herein by reference to Exhibit 4.1 to Clearwire Corporation’s Current Report on Form 8-K filed December 13, 2010).
4.2		Form of 8.25% Exchangeable Note due 2040 (Incorporated herein by reference to Exhibit 4.2 to Clearwire Corporation’s Current Report on Form 8-K filed December 13, 2010).
4.3		Equityholders’ Agreement, dated November 28, 2008, among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2009A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC (Incorporated herein by reference to Exhibit 4.1 to Clearwire Corporation’s Current Report on Form 8-K filed December 1, 2008).
4.4		Amendment to Equityholders’ Agreement, dated as of December 8, 2010, by and among Clearwire Corporation, Sprint Holdco, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2008A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc. and Comcast Corporation (Incorporated herein by reference to Exhibit 4.11 to Clearwire Corporation’s Current Report on Form 8-K filed December 13, 2010).
4.5		Registration Rights Agreement, dated December 8, 2010, among Clearwire Corporation, Clearwire Communications LLC, Clearwire Finance, Inc. the guarantors of the 8.25% Exchangeable Notes due 2040 and J.P. Morgan Securities LLC, as representative of the several initial purchasers of the 8.25% Exchangeable Notes due 2040 (Incorporated herein by reference to Exhibit 4.3 to Clearwire Corporation’s Current Report on Form 8-K filed December 13, 2010).
4.6		Stock certificate for Clearwire Corporation Class A Common Stock (Incorporated herein by reference to Exhibit 4.2 to Clearwire Corporation’s Annual Report on Form 10-K filed March 26, 2009).
5	.1†	Legal Opinion of Kirkland & Ellis LLP.
23	.1†	Consent of Deloitte & Touche LLP.
23	.2†	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24	.1†	Power of Attorney of certain executive officers and directors (included on the signature page)

†	Filed herewith.